November 2011
Preliminary Terms No. 1,045 Registration Statement No. 333-156423 Dated October 26, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Trigger Jump Securities due November 21, 2013
Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi
Unlike ordinary debt securities, the Trigger Jump Securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity you will receive for each $1,000 security that you hold an amount in cash based on the performance of the basket of four emerging markets currencies relative to the U.S. dollar. The payment at maturity will be (i) a fixed payment of $1,350 to $1,400 per security if the basket appreciates at all relative to the U.S. dollar, (ii) $1,000 per security if the basket remains unchanged or weakens relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold of –20%, and (iii) less, and possibly significantly less, than $800 per security if the basket weakens relative to the U.S. dollar such that the basket performance is less than the trigger threshold of –20%. Investors may lose their entire initial investment in the securities. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	November , 2011 (expected to price on or about November 22, 2011, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)
Original issue date:	November , 2011 (3 business days after the pricing date)
Maturity date:	November 21, 2013
Aggregate principal amount:	$
Minimum payment amount:	None
Interest:	None
Basket:	The basket consists of four emerging markets currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:
Basket Currency	Weighting
Brazilian real (“BRL”)	25%
Russian ruble (“RUB”)	25%
Indian rupee (“INR”)	25%
Chinese renminbi (“CNY”)	25%
Payment at maturity:
•  If the basket of currencies appreciates relative to the U.S. dollar and therefore the basket performance is positive:
$1,000 + upside payment
•  If the basket of currencies remains unchanged or weakens relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold:
$1,000
•  If the basket of currencies weakens relative to the U.S. dollar such that the basket performance is less than the trigger threshold:
                 $1,000 x (1 + basket performance)
This amount will be less than $800 and could be zero. There is no minimum payment at maturity.

Upside payment:	$350 to $400 (35% to 40% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Trigger threshold:	–20%
Basket performance:	Sum of the currency performance values of each of the basket currencies
Currency performance:
With respect to each basket currency:
 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Securities at Maturity –– Example 4.”

Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference source” on page 7.

Valuation date:	November 18, 2013, subject to adjustment for non-currency business days
CUSIP / ISIN:	617482SG0 / US617482SG00
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	100%	2.25%	97.75%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Syndicate Information” on page 9 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each security they sell. Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,045 dated October 26, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Investment Overview

The Trigger Jump Securities due November 21, 2013 (the “securities”) provide investors with an opportunity to earn a return based on the positive performance of a basket of four emerging markets currencies (equally weighted among themselves) relative to the U.S. dollar.

If, at maturity, the weighted basket of four emerging markets currencies (the “basket”) has appreciated as a whole relative to the U.S. dollar and therefore the basket performance is positive, the investment will return $1,000 plus the fixed upside payment of $350 to $400 (35% to 40% of the stated principal amount). If, at maturity, the basket remains unchanged or has weakened relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold of –20%, the payment at maturity will be $1,000 per security. If, however, at maturity, the basket has weakened relative to the U.S. dollar such that the basket performance is less than the trigger threshold of –20%, the payment at maturity will be less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar (e.g. a 25% weakening of the basket relative to the U.S. dollar will result in the payment at maturity of $750 per security). The currency performance formula used to calculate the payment at maturity for the securities effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Maturity:	2 years
Upside payment:	$350 to $400 per security, to be determined on the pricing date
Trigger threshold:	–20%
Payment at maturity:
(i)      If the basket appreciates relative to the U.S. dollar and therefore the basket performance is positive,

Þ $1,000 + upside payment

(ii)      If the basket depreciates or does not appreciate relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold,

Þ $1,000

(iii)   If the basket depreciates relative to the U.S. dollar such that the basket performance is less than the trigger threshold,

Þ $1,000 x (1 + basket performance)

Note: This amount will be less than $800.

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Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Basket Overview

Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	25%	# BRL / 1 USD
Russian ruble (“RUB”)	25%	# RUB / 1 USD
Indian rupee (“INR”)	25%	# INR / 1 USD
Chinese renminbi (“CNY”)	25%	# CNY / 1 USD

Historical Basket Performance January 1, 2006 to October 21, 2011

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2006 through October 21, 2011 assuming the basket currencies are equally-weighted as set out above. The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance. The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

November 2011	Page 3

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

  Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per U.S. dollar. As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. An exchange rate of 1.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 1.50.

▪
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar. This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date. An exchange rate of 1.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 1.50.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency.

➢	In the example below, the Brazilian real strengthens from the initial exchange rate of 1.50 to the final exchange rate of 1.35, resulting in the currency performance of 1 – (1.35 / 1.50) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	1.35

➢	In the example below, the Brazilian real weakens from the initial exchange rate of 1.50 to the final exchange rate of 2.25, resulting in the currency performance of 1 – (2.25 / 1.50) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	2.25

➢
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 1.50 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 1.50) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the example below.

➢
In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 1.50 to the final exchange rate of 9.00, resulting in the currency performance of 1 – (9.00 / 1.50) = –500%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.50	9.00

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency. Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that you could lose your entire initial investment in the securities.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

November 2011	Page 4

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Key Investment Rationale

Exposure to currencies is a component of asset class diversification. Investors who believe they have underweight exposure to the foreign currencies in the basket, overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the securities to gain exposure to the basket currencies. Investors will receive a fixed positive return on the securities if the basket has appreciated relative to the dollar, by any amount, on the valuation date.

Best Case Scenario
If the basket performance is positive on the valuation date, which means that the basket has appreciated relative to the dollar, the payment at maturity will be $1,350 to $1,400 per security (135% to 140% of the stated principal amount), as determined on the pricing date. Accordingly, even if the basket has appreciated relative to the dollar by more than the fixed upside payment in percentage terms, your payment at maturity will not exceed $1,350 to $1,400 per security, and your return may be less than if you invested in the foreign currencies directly.

Return at Par Scenario
If the currency performance is zero or negative but greater than or equal to the trigger threshold, which means that the basket has remained unchanged or weakened relative to the dollar by no more than 20%, the payment at maturity will be $1,000 per security. For example, a 20% weakening of the basket relative to the dollar will result in the payment at maturity of $1,000 per security.

Worst Case Scenario
If the currency performance is less than the trigger threshold, which means that the basket has weakened relative to the dollar by more than 20%, you will lose 1% for every 1% decline below 20%. For example, a 21% weakening of the basket relative to the dollar will result in the payment at maturity of $790 per security).

Summary of Selected Key Risks (see page 15)

▪	The securities do not pay interest or guarantee return of any principal.

▪	Appreciation potential is fixed and limited.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the securities.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	The securities are subject to currency exchange risk.

▪	Consisting exclusively of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities.

▪	The recent global financial crisis may heighten currency exchange risks.

▪	Market price of the securities may be influenced by many unpredictable factors.

▪	Investing in the securities is not equivalent to investing directly in the basket currencies.

▪	Even though currencies trade around the clock, the securities will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

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Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the exchange rates of the basket currencies.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for upside exposure to the basket of currencies, do not guarantee the return of 100% of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the related prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more than, equal to or less than the stated principal amount based on the performance of the basket as a whole. The securities offered are senior securities issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2011 (expected to price on or about November 22, 2011, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)	November , 2011 (3 business days after the pricing date)	November 21, 2013
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Syndicate Information” on page 9).
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Issuer call right:	None
Minimum payment amount:	None
Basket:	The basket consists of four currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:
Basket Currency	Weighting	Reference Source
Brazilian real (“BRL”)	25%	Reuters page “BRFR”
Russian ruble (“RUB”)	25%	Reuters page “EMTA”
Indian rupee (“INR”)	25%	Reuters page “RBIB”
Chinese renminbi (“CNY”)	25%	Reuters page “SAEC”
Payment at maturity:
•  If the basket of currencies appreciates relative to the U.S. dollar and therefore the basket performance is positive:
$1,000 + upside payment
•  If the basket of currencies remains unchanged or weakens relative to the U.S. dollar such that the basket performance is zero or negative but greater than or equal to the trigger threshold:
$1,000
•  If the basket of currencies weakens relative to the U.S. dollar such that the basket performance is less than the trigger threshold:
                 $1,000 x (1 + basket performance)
This amount will be less than $800 and could be zero. There is no minimum payment at maturity.

Upside payment:	$350 to $400 (35% to 40% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Trigger threshold:	–20%
Basket performance:
Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than zero, in which case you will lose some of your investment.

Please see “Hypothetical Payout on the Securities at Maturity” starting on page 11 for full examples of how to calculate the basket performance at maturity.

Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)

This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside exposure to that basket currency. See “How Does the Currency Performance Formula Work? ” and “Hypothetical Payouts on the Securities at Maturity –– Example 3.”

Risk factors:	Please see “Risk Factors” beginning on page 15.

November 2011	Page 7

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date, subject to adjustment for non-currency business days.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of the Securities” in the accompanying preliminary pricing supplement.

Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate (or make such adjustment to the initial exchange rate) on the valuation date, in accordance with legal requirements and market practice.

Valuation date:	November 18, 2013, subject to adjustment for non-currency business days

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482SG0
ISIN:	US617482SG00
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although, under current law, the issuer intends to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

¡  a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange, and

¡  upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Because the payment on the securities is linked to a basket of foreign currencies, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended. In that case, any gain or loss generally will be treated as ordinary income or loss. While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax

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Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.25% for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$1,000.00	$22.50	<$1MM
$996.25	$18.75	≥$1MM and <$3MM
$994.38	$16.88	≥$3MM and <$5MM
$992.50	$15.00	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2011	Page 9

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

How the Trigger Jump Securities Work

Payoff Diagram
The payoff diagram below further illustrates the payout on the securities at maturity for a range of hypothetical currency performances. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$375 per security

Trigger Jump Securities Payoff Diagram

How it works

¡
If the basket performance is positive at all, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the hypothetical upside payment of $375 per security. In the payoff diagram above, an investor will receive the hypothetical payment at maturity of $1,375 per security at any basket performance greater than 0%.

¡	If the basket performance is less than or equal to zero but greater than or equal to the trigger threshold of –20%, investors will receive the stated principal amount of $1,000 per security.

¡	For example, if the basket weakens relative to the dollar such that the basket performance is –20%, investors will receive the stated principal amount of $1,000 per security.

¡
If the basket performance is less than the trigger threshold of –20%, investors will receive an amount that is at least 20% less than the stated principal amount by an amount that is proportionate to the percentage weakening of the basket relative to the dollar.

¡
For example, if the basket weakens relative to the dollar such that the currency performance is –21%, investors would lose 21% of their principal and receive only $790 per security at maturity, or 79% of the stated principal amount.

November 2011	Page 10

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Hypothetical Payouts on the Securities at Maturity

Below are four examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar. For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	1.386	10%
RUB	25%	27.51	24.759	10%
INR	25%	44.18	39.762	10%
CNY	25%	6.44	5.796	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  x  25%, plus

[1 – (Final RUB exchange rate / Initial RUB exchange rate)]  x  25%, plus

[1 – (Final INR exchange rate / Initial INR exchange rate)]  x  25%, plus

[1 – (Final CNY exchange rate / Initial CNY exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (1.386 / 1.54)] x 25% = 2.5%, plus
[1 – (24.759 / 27.51)] x 25% = 2.5%, plus
[1 – (39.762 / 44.18)] x 25% = 2.5%, plus
[1 – (5.796 / 6.44)] x 25% = 2.5%

Basket performance	=	10%
Hypothetical upside payment	=	$375
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $375
	=	$1,375

Because the basket performance is greater than zero, investors will receive the upside payment. Therefore, the total payment at maturity per security will be $1,375, which is the sum of the $1,000 stated principal amount and the upside payment of $375.

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Example 2:  The basket performance is significantly greater than zero.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	0.77	50%
RUB	25%	27.51	13.76	50%
INR	25%	44.18	22.09	50%
CNY	25%	6.44	3.22	50%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.77 / 1.54)] x 25% = 12.5%, plus
[1 – (13.76 / 27.51)] x 25% =12.5%, plus
[1 – (22.09 / 44.18)] x 25% = 12.5%, plus
[1 – (3.22 / 6.44)] x 25% = 12.5%

Basket performance	=	50%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $375
	=	$1,375

Although the basket performance is significantly greater than zero, investors will still receive the upside payment. Therefore, the total payment at maturity per security will be $1,375.

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Example 3:  The basket performance is zero or negative but greater than or equal to the trigger threshold.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	1.463	5%
RUB	25%	27.51	30.261	–10%
INR	25%	44.18	48.598	–10%
CNY	25%	6.44	6.2468	3%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.463 / 1.54)] x 25% = 1.25%, plus
[1 – (30.261 / 27.51)] x 25% = –2.50%, plus
[1 – (48.598 / 44.18)] x 25% = –2.50%, plus
[1 – (6.2468 / 6.44)] x 25% = 0.75%

Basket performance	=	–3%
Payment at maturity	=	$1,000

In this example, although the basket performance is negative, it is greater than the trigger threshold. Therefore, the investor will receive the stated principal amount of $1,000.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the securities as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In this example, the appreciation of the Brazilian real and the Chinese renminbi is more than offset by the depreciation of the Russian ruble and the Indian rupee.

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Example 4:  The basket performance is less than the trigger threshold.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.54	0.001	99.999%
RUB	25%	27.51	137.55	–400.000%
INR	25%	44.18	0.001	99.999%
CNY	25%	6.44	0.001	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.001 / 1.54)] x 25% = 25%, plus
[1 – (137.55 / 27.51)] x 25% = –100%, plus
[1 – (0.001 / 44.18)] x 25% = 25%, plus
[1 – (0.001 / 6.44)] x 25% = 25%

Basket performance	=	–25%
Payment at maturity	=	$1,000 x (1 + basket performance)
	=	$1,000 x (1 + (-25%)
	=	$1,000 x 0.75
	=	$750

In this example, because the basket performance is less than the trigger threshold, the investor will receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decrease in the value of the basket. As there is an effective cap on the upside but not the downside of the currency performance, even the maximum possible currency performance by three of the basket currencies can be offset if the fourth basket currency is sufficiently negative.

Please review the table of the historical exchange rates of each of the basket currencies against the U.S. dollar for each calendar quarter in the period from January 1, 2006 through October 21, 2011 and related graphs. Please also review the graph of the historical performance of the equally-weighted basket for the same period in these preliminary terms under “Basket Overview,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

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Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities. Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances. The securities are not secured debt and investing in the securities is not equivalent to investing directly in the basket currencies. The following is a non-exhaustive list of certain key considerations for investors in the securities. For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

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The securities do not pay interest or guarantee return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance. If the basket as a whole has depreciated by more than 20%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket, and you will lose over 20% of your investment. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” beginning on page 11 above.

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Appreciation potential is fixed and limited.  Even if the basket performance is positive, the appreciation potential of the securities is limited to the fixed upside payment of $350 to $400 per security (35% to 40% of the stated principal amount) even if the basket of currencies has strengthened significantly more than that relative to the U.S. dollar. The actual upside payment will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” beginning on page 11 above.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. The securities are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other. Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance for any basket currency will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency. Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor could lose a significant amount or all of its initial investment. For an explanation of this possibility and how the currency performance is calculated, see “How Does the Currency Performance Formula Work?” on page 4 and “Hypothetical Payouts on the Securities at Maturity–Example 4” on page 14.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 22 below and “Basket Overview” on

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page 3 above. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar based on historical performance. In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount that exceeds the stated principal amount of the securities. If the basket performance is less than the trigger threshold of -20%, you will receive at maturity an amount that is less than $800 per security and may be zero.

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The securities are subject to currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities. The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

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Consisting exclusively of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The securities are linked to the performance of a basket consisting exclusively of emerging markets currencies. There is an increased risk of significant adverse fluctuations in the performance of currencies of less developed and less stable economies. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities. For special risks related to the basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars as well as to regulate the flow of the Brazilian real into and out of the country.

Since then, the exchange rate has fluctuated considerably. In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat. The Brazilian real is not freely convertible into foreign currencies. While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions. In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility. Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

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Russian ruble

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions. Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range. In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar. Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates. In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable. The Russian ruble sharply depreciated against the U.S. dollar in 2008 and 2009 but has since recovered somewhat. The Central Bank of Russia periodically intervenes by purchasing surplus U.S. dollar liquidity from both natural resource exports and the foreign exchange market when foreign exchange fluctuations are sharp. There is an annual guideline in the Main Directions of Monetary Policy to which the Central Bank of Russia adheres. Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

Indian rupee

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India led to strengthening of the Indian rupee from 2003 to 2007. In 2008, the Indian rupee depreciated rapidly against the U.S. dollar, owing to the global dollar liquidity shortage, heavy withdrawals of portfolio investment from India and purchases of U.S. dollars by Indian banks to fund their overseas operations. The Indian rupee has since regained some of the value lost in 2008.

The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. There are currently strict limits on foreign investment in bond markets. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Chinese renminbi

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions. From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank.

In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.

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In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the renminbi would be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.

The inflow and outflow of renminbi in China has historically been tightly controlled by the People’s Bank but there have been signs in recent years of a nascent but fast growing offshore renminbi market, with foreign exchange reforms implemented in 2010 serving as the catalyst. These reforms allow the renminbi to move to Hong Kong from mainland China without restriction if it is for the purpose of international trade settlement (e.g., import payments). Once moved offshore, this renminbi is reclassified from “CNY” renminbi to so-called “CNH” renminbi, which has no mainland restriction as to its end-use if it remains offshore. However, the growth of the CNH market may be impeded as China still tightly regulates the “back flow” of CNH into the onshore mainland market, in part to protect domestic markets. This creates a separate currency market for onshore versus offshore renminbi with different levels of exchange rates driven by capital control measures, supply and demand and arbitrage opportunities. No assurance can be given with respect to any future changes in the policy of the People’s Republic of China dealing with offshore renminbi trading.

To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including capital control measures and economic and political developments in other countries.

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Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities. Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency. Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

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The recent global financial crisis may heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar. For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil. Further interventions, other government actions or suspensions

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of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and your return on your investment in the securities at maturity. The basket of currencies has been volatile in recent periods and we can give no assurance that this volatility will not continue in the future. See the historical graph under “Basket Overview” and “Historical Information”.

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Market price of the securities may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

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Investing in the securities is not equivalent to investing directly in the basket currencies. You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies. The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above. The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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Even though currencies trade around the clock, the securities will not. The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency

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performance values and the basket performance, and will calculate the amount you will receive at maturity. Any of these determinations made by MSCS in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may adversely affect the payout to you at maturity.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by our subsidiaries could adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of one or more of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

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The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For instance, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly. Because the securities provide for the return of principal except where the final currency basket value has declined below the trigger level, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not

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Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

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clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2011	Page 21

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2006 through October 21, 2011. The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar during the period from January 1, 2006 through October 21, 2011. We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. We will not use Bloomberg to determine the applicable exchange rates. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

BRL (# BRL / USD)	High	Low	Period End
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2738	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter	1.7416	1.6530	1.6613
2011
First Quarter	1.6891	1.6288	1.6318
Second Quarter	1.6362	1.5621	1.5633
Third Quarter	1.9055	1.5391	1.8793
Fourth Quarter (through October 21, 2011)	1.8911	1.7328	1.7755

Brazilian real January 1, 2006 through October 21, 2011 (expressed as units of BRL per USD)

November 2011	Page 22

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

RUB (# RUB / USD)	High	Low	Period End
2006
First Quarter	28.7414	27.6651	27.7050
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6726	26.7958
Fourth Quarter	26.9797	26.1704	26.3255
2007
First Quarter	26.5990	25.9736	25.9860
Second Quarter	26.0426	25.6854	25.7449
Third Quarter	25.8902	24.8588	24.8588
Fourth Quarter	25.0505	24.2850	24.6006
2008
First Quarter	24.7859	23.4511	23.4929
Second Quarter	23.8930	23.3179	23.4446
Third Quarter	25.7442	23.1577	25.6439
Fourth Quarter	29.5807	25.7333	29.4027
2009
First Quarter	36.3701	29.1475	33.9540
Second Quarter	34.1815	30.5471	31.1527
Third Quarter	32.7668	29.9967	30.0154
Fourth Quarter	30.8339	28.6880	30.0350
2010
First Quarter	30.4861	29.1362	29.4205
Second Quarter	31.8000	28.9194	31.2095
Third Quarter	31.2763	29.6850	30.5350
Fourth Quarter	31.4755	29.7325	30.5370
2011
First Quarter	30.6412	28.1741	28.3821
Second Quarter	28.5023	27.2763	27.8693
Third Quarter	32.4040	27.5101	32.1840
Fourth Quarter (through October 21, 2011)	32.7211	30.8775	31.0985

Russian ruble January 1, 2006 through October 21, 2011 (expressed as units of RUB per USD)

November 2011	Page 23

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

INR (# INR / USD)	High	Low	Period End
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6013	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter	49.0825	47.5175	48.1100
Fourth Quarter	47.7550	46.0912	46.5250
2010
First Quarter	46.8112	44.9175	44.9175
Second Quarter	47.6963	44.2938	46.4500
Third Quarter	47.3638	44.9450	44.9450
Fourth Quarter	45.9350	44.1050	44.7050
2011
First Quarter	45.9050	44.5850	44.5850
Second Quarter	45.3325	44.0769	44.6981
Third Quarter	49.5750	44.0756	48.9737
Fourth Quarter (through October 21, 2011)	50.0250	48.9462	50.0250

Indian rupee January 1, 2006 through October 21, 2011 (expressed as units of INR per USD)

November 2011	Page 24

Trigger Jump Securities due November 21, 2013 Based on the Performance of a Basket of Four Emerging Market Currencies Relative to the U.S. Dollar

CNY (# CNY / USD)	High	Low	Period End
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5036	7.5105
Fourth Quarter	7.5276	7.3037	7.3037
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter	6.8872	6.8171	6.8277
2009
First Quarter	6.8519	6.8270	6.8339
Second Quarter	6.8373	6.8192	6.8305
Third Quarter	6.8362	6.8259	6.8264
Fourth Quarter	6.8311	6.8233	6.8271
2010
First Quarter	6.8339	6.8256	6.8259
Second Quarter	6.8333	6.7818	6.7818
Third Quarter	6.8108	6.6873	6.6921
Fourth Quarter	6.6917	6.6070	6.6070
2011
First Quarter	6.6350	6.5483	6.5612
Second Quarter	6.5477	6.4634	6.4639
Third Quarter	6.4721	6.3781	6.3812
Fourth Quarter (through October 21, 2011)	6.3841	6.3479	6.3837

Chinese renminbi January 1, 2006 through October 21, 2011 (expressed as units of CNY per USD)

November 2011	Page 25